Exhibit 99.1

EPIRUS Biopharmaceuticals Reports Third Quarter 2015 Financial Results & Provides Business Update

Multiple Biosimilar Product Filings for Marketing Approval in 2015 and Global Filings Anticipated Each Year from 2017 through 2022

Boston, MA — (GlobeNewswire) — November 16, 2015 — EPIRUS Biopharmaceuticals, Inc. (Nasdaq: EPRS), a biopharmaceutical company focused on the global development and commercialization of biosimilar monoclonal antibodies (mAbs), today reported financial results for the third quarter of 2015, and provided a business update.

“This is an exciting time for EPIRUS as we bring monoclonal antibody biosimilars to patients worldwide and execute our global strategy of building a robust biosimilar business,” stated Amit Munshi, president and chief executive officer, EPIRUS Biopharmaceuticals. “We enhanced our global commercialization capabilities, expanded our biosimilar pipeline and in-house product development capabilities, gained important patient exposure, filed in several additional early launch markets, presented BOW015 data at recent European League Against Rheumatism and American College of Rheumatology meetings, and achieved readiness for the start of the pivotal global Phase 3 clinical study for BOW015.  We believe that the combination of the previously completed BOW015 Phase 1 and Phase 3 studies, the global patients treated from early launch markets, and the pivotal Phase 3, should it be successful, form the foundation for a strong global regulatory package for BOW015.”

Recent Key Accomplishments

•                  Announced multi-product, multi-region, profit-sharing collaboration with Polpharma Group to advance biosimilar portfolio targeting $6 billion addressable innovator market

•                  Acquired Bioceros, a leading provider of services for the development of mAbs, expanding EPIRUS’ biosimilar pipeline with the addition of three new product candidates

•                  Continued to increase number of patients treated with BOW015 globally:

•                  Approximately 750 patients have been treated with BOW015

•                  BOW015 was approved in India as InfimabTM and launched in late 2014

•                  Completed regulatory submissions for marketing authorization of BOW015 (Infliximab) in multiple countries in Southeast Asia, including Malaysia, Thailand and Indonesia

•                  Completed manufacturing readiness to support the initiation of pivotal global Phase 3 clinical study of BOW015 (Infliximab) in Q1 2016, with harmonized global filing anticipated in 2017 for marketing approval in Europe, US and Canada

Summary Financial Results

Cash and cash equivalents and marketable securities, collectively “cash,” totaled $44.4 million at September 30, 2015.

Third Quarter 2015 Financial Highlights

Revenue totaled $0.2 million for the third quarter of 2015, compared to $0 for the third quarter of 2014.  The revenue in 2015 relates to royalties and milestones under the Sun Pharmaceutical agreement of $41,000, collaboration revenue related to the Polpharma agreement of $50,000 and $131,000 related to development service revenues from the recently acquired Bioceros subsidiary in the Netherlands.

Research and development (R&D) expenses totaled $9.2 million for the third quarter of 2015, compared to $5.4 million for the third quarter of 2014, an increase of $3.8 million.  The increase was driven by increased development expenses, including headcount, related to BOW015 and BOW050 as well as an impairment charge related to our Z944 intangible asset of $1.7 million.

General and administrative (G&A) expenses totaled $5.1 million for the third quarter of 2015, compared to $8.5 million for the third quarter of 2014, a decrease of $3.4 million.  The decrease was primarily due to costs incurred in the third quarter of 2014 related to severance of former Zalicus employees of $1.8 million and professional fees related to becoming a public company of $1.9 million.  Offsetting these decreases were slightly higher personnel costs.

Other income and tax (expense), net totaled $0.1 million for the third quarter of 2015, compared to $6,000 for the third quarter of 2014, an increase of $0.1 million.  This is primarily due to an income tax benefit of $0.5 million resulting from the asset impairment offset in part by interest on debt entered into in the third quarter of 2014 of $0.4 million.

Net loss was $14.0 million for the third quarter of 2015, compared to $13.9 million for the third quarter of 2014.

Year-to-Date 2015 Financial Highlights

Revenue totaled $0.3 million for the nine months ended September 30, 2015, compared to $0 for the nine months ended September 30, 2014.  The revenue in 2015 relates to royalties and milestones under the Sun Pharmaceutical agreement of $0.1 million, collaboration revenue related to the Polpharma agreement of $0.1 million and $0.1 million related to development service revenues from the recently acquired Bioceros subsidiary in the Netherlands.

Research and development (R&D) expenses totaled $20.5 million for the nine months ended September 30, 2015, compared to $11.5 million for the nine months ended September 30, 2014, an increase of $9.0 million.  The increase was driven by increased development expenses, including headcount, related to BOW015 and BOW050 as well as an impairment charge related to our Z944 intangible asset of $1.7M and a one-time $1.8 million commitment charge for commercial batches of BOW015 included in the RLS Settlement Agreement.

General and administrative (G&A) expenses totaled $16.0 million for the nine months ended September 30, 2015, compared to $17.6 million for the nine months ended September 30, 2014, a decrease of $1.4 million.  The decrease was primarily due to costs incurred in the third quarter of 2014 related to severance of former Zalicus employees of $1.8 million and professional fees related to becoming a public company of $2.1 million, offset in part by increased headcount and a one-time settlement fee of $2.2 million related to the RLS Settlement Agreement recorded in the second quarter of 2015.

Other income and tax (expense), net totaled $0.5 million for the nine months ended September 30, 2015, compared to $2.3 million for the nine months ended September 30, 2014, a decrease of $1.8 million.  The decrease was primarily driven by reduced interest expense as a result of the conversion of convertible notes in March and April 2014 of $2.4 million, and an income tax benefit of $0.5 million resulting from the asset impairment and amortization of deferred taxes partially offset in part by interest on debt entered into in the third quarter of 2014 of $1.0 million.

Net loss was $36.8 million for the nine months ended September 2015, compared to $31.4 million for the nine months ended September 30, 2014.

Pipeline Status Update

BOW015 (infliximab, reference biologic Remicade®) — Manufacturing readiness to support clinical study achieved in November 2015; pivotal global Phase 3 clinical study initiation planned in Q1 2016; harmonized global filing anticipated in 2017.

BOW050 (adalimumab, reference biologic Humira®) - Global pivotal Phase 3 clinical study planned to start in the second half of 2016; harmonized global filing anticipated in 2018.

BOW070 (tocilizumab, reference biologic Actemra®) — Harmonized global filing anticipated in 2019.

BOW080 (eculizumab, reference biologic Soliris®) - Harmonized global filing anticipated in 2020.

BOW090 (ustekinumab, reference biologic STELARA®) - Harmonized global filing anticipated in 2021.

BOW100 (golimumab, reference biologic SIMPONI®) - Harmonized global filing anticipated in 2022.

Conference Call and Webcast

EPIRUS will hold a conference call this morning, November 16, 2015 at 8:00 a.m. ET, to discuss financial results from the quarter ended September 30, 2015 and to provide a general business update.

When: Monday, November 16, 2015, 8:00 a.m. ET

Dial-in: 1-855-638-3957 (United States) or 1-224-633-1318 (International)

Conference ID: 67401555

Webcast: http://ir.epirusbiopharma.com/events.cfm

Please join the conference call at least 10 minutes early to register.

The webcast will be archived on EPIRUS’ website for a period of three months.

About EPIRUS Biopharmaceuticals

EPIRUS Biopharmaceuticals (Nasdaq: EPRS) is a biopharmaceutical company focused on the global development and commercialization of biosimilar monoclonal antibodies (mAbs). EPIRUS’ goal is to improve global patient access to important, cost-effective medicines.  EPIRUS’ current pipeline of biosimilar product candidates includes: BOW015 (infliximab, reference biologic Remicade®); BOW050 (adalimumab, reference biologic Humira®); BOW070 (tocilizumab, reference biologic Actemra®); BOW080 (eculizumab, reference biologic Soliris®); BOW090 (ustekinumab, reference biologic STELARA®); and BOW100 (golimumab, reference biologic SIMPONI®)(i). The reference products for these candidates together generated approximately $29.2 billion in global sales for 2014, according to EvaluatePharma®(ii). EPIRUS has established multiple partnerships to support its regulatory and commercialization efforts in global markets. For more information visit EPIRUS’ website at www.epirusbiopharma.com.

Forward-Looking Statements

Various statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition, when or if used in this document, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to EPIRUS or its management, may identify forward-looking statements.  EPIRUS cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by EPIRUS to secure and maintain relationships with collaborators and single-source contract manufacturers; risks relating to in-house cell line and process development activities; risks relating to clinical trials; risks relating to the commercialization, if any, of EPIRUS’ proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; risks related to the loss of any of EPIRUS’ key management personnel; risks that EPIRUS may lack the financial resources and access to capital to fund proposed operations and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of EPIRUS’ annual report on Form 10-K for the fiscal year ended December 31, 2014 and quarterly reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in EPIRUS’ annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect EPIRUS’ results. There can be no assurance that the actual results or developments anticipated by EPIRUS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, EPIRUS. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to EPIRUS or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. EPIRUS cautions investors not to rely too heavily on the forward-looking statements EPIRUS makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and EPIRUS undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

(i) Remicade is a registered trademark of Johnson and Johnson (www.jnj.com); Humira is a registered trademark of AbbVie (www.abbvie.com); Actemra is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corp., a member of the Roche Group (www.gene.com);  Stelara is owned and marketed by Centocor Ortho Biotech Inc., a wholly owned subsidiary of Johnson and Johnson (www.jnj.com); Simponi is marketed by Janssen Biotech Inc (www.janssenbiotech.com); Soliris is a registered trademark of Alexion Pharmaceuticals, Inc. (www.alxn.com).

(ii) As reported by EvaluatePharma (data pulled August 2015)

Financial Statements

EPIRUS Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Revenue	$221	$—	$291	$—

Operating expenses:
Research and development	9,172	5,397	20,526	11,488
General and administrative	5,091	8,532	16,037	17,612
Total operating expenses	14,263	13,929	36,563	29,100
Loss from operations	(14,042)	(13,929)	(36,272)	(29,100)

Other income (expense):
Interest income (expense)	(368)	1	(963)	(2,390)
Other income and tax (expense), net	423	(7)	441	45
Total other income (expense)	55	(6)	(522)	(2,345)
Net loss	$(13,987)	$(13,935)	$(36,794)	$(31,445)
Net loss per share—basic and diluted	$(0.59)	$(1.28)	$(1.66)	$(8.15)
Weighted-average number of common shares used in net loss per share calculation—basic and diluted	23,750,820	10,846,655	22,199,801	3,857,027

Contact Information

For investor inquiries:

Tom Shea, EPIRUS Biopharmaceuticals

+1-617-600-3471

tshea@epirusbiopharma.com

For media inquiries:

Mike Devine, FleishmanHillard

+1-212-453-2324

michael.devine@fleishman.com

Source: EPIRUS Biopharmaceuticals, Inc.